Exhibit 10.1

SECOND AMENDMENT TO SETTLEMENT AGREEMENT

AND RELEASE OF CLAIMS

This Second Amendment to the January 17, 2006 Settlement Agreement and Release of Claims (“the Agreement”), as amended pursuant to the January 24, 2006 Amendment to Settlement Agreement and Release of Claims (“First Amendment”), is made this 28th day of January 2011, effective as of March 14, 2011, between Masimo Corporation and Masimo Laboratories, Inc. (hereinafter “Masimo”), and Nellcor Puritan Bennett LLC (formerly known as Nellcor Puritan Bennett, Inc.), Mallinckrodt Inc., Tyco Healthcare Group LP, and Covidien Inc. (as successor-in-interest for purposes of this Second Amendment to Tyco International Ltd. and Tyco International (US) Inc.) (collectively “Nellcor”) (each individually as a “Party” or collectively the “Parties”).

RECITALS

A. Whereas the Parties (or their predecessors) entered into the Agreement on January 17, 2006.

B. Whereas the Parties (or their predecessors) entered into the First Amendment on January 24, 2006.

C. Whereas the Parties wish to further amend the Agreement, as amended pursuant to the First Amendment, as set forth herein.

AMENDMENT

Therefore in consideration of the mutual covenants and promises contained herein and in the Agreement and First Amendment, and other good and valuable consideration, receipt and sufficiency are hereby acknowledged, the Parties agree that Sections 1.2, 1.3, 1.5, 4.1, 4.3, 5.1, 5.4 and 16 of the Agreement are amended to read in their entireties as follows:

Section 1.2 (as amended)

1.2 “Essentially Unchanged” means no changes other than (i) immaterial changes to the software for the correction of bugs or implementation of a software translation (e.g., a recompile due to processor change), and/or (ii) hardware changes that are not covered by any of the other Party’s patents not proven invalid or unenforceable by a court of competent jurisdiction, and/or (iii) software changes for size or power utilization, industrial design, user interface and connectivity that are not covered by any of the other Party’s patents not proven invalid or unenforceable by a court of competent jurisdiction, and/or (iv) changes consisting of the addition of the parameters of blood pressure, cardiac output, respiration rate, respiration effort, regional saturation (including cerebral and tissue), glucose, perfusion/pulse amplitude (not displayed as a number or in real time on a scale with a number), temperature, ECG, EEG, EMG, CO2 and, subject to the payment of additional royalties under Section 5.1, total hemoglobin, that are not, alone or in combination with other new features, functions or parameters, covered by any of the other Party’s patents not found invalid or unenforceable by a court of competent jurisdiction and/or (v) changes consisting of the addition of new feature(s), function(s) or parameter(s) that are generated from calculations of pulse rate, Oxygen Saturation, respiration rate, respiration effort, blood pressure, cardiac output, EEG and/or regional saturation and that are not, alone or in combination with other new features or functions or parameters, covered by any of the other Party’s patents not found invalid or unenforceable by a court of competent jurisdiction. For purposes of this Section 1.2 “other Party’s patents” includes (a) patents that are exclusively licensed to such Party and (b) with respect to a specified field of use, patents that are exclusively licensed to such Party for such field of use.

Section 1.3 (as amended)

1.3 “Pulse Oximetry Revenue” means Nellcor’s and its Affiliates’ net pulse oximetry revenue for products shipped, service and licenses to purchasers in the Unites States. Net Pulse Oximetry Revenue is calculated in accordance with GAAP, consistent with how such calculations were made in the past by Nellcor, as provided to Masimo in accordance with Section 3.1. Nellcor has not and will not direct revenue away from the Untied States and to international markets in order to avoid or reduce paying royalties under this Agreement. For multiparameter devices (i.e., devices including parameters or therapeutic functions other than pulse rate and Oxygen Saturation), the per unit portion of the net revenue attributable to Pulse Oximetry Revenue will include the entire revenue attributable to the entire device, including revenue from such additional parameters.

Section 1.5 (as amended)

1.5 “06 Pulse Oximetry Products” means Nellcor’s pulse oximetry products (including oximetry software licensed to OEMs) that use the 06 algorithm as shown to Masimo during November 2005 in the due diligence process of the Memorandum of Understanding dated October 20, 2005. A list of the 06 Pulse Oximetry Products commercially available as of March 14, 2011 will be provided to Masimo as Exhibit 1 to this Second Amendment on or before April 14, 2011.

Section 4.1 (as amended)

4.1 Masimo and its Affiliates covenant not to sue Nellcor and/or its Affiliates for infringement by Nellcor’s 06 Pulse Oximetry Products, and new products Essentially Unchanged therefrom. For as long as the running royalties are being paid, Masimo and its Affiliates further covenant not to sue Nellcor and/or its Affiliates for the Nellcor pulse oximetry portion of future Nellcor products, including oximetry software licensed to OEMs, (“Next Generation Pulse Oximeters”) under Claims 17 or 18 of U.S. Patent Number 6,263,222, and continuations and continuations-in-part, either with claims directed to or covering the same subject matter. For as long as the running royalties are being paid, Masimo and its Affiliates further covenant not to sue Nellcor and/or its Affiliates for the Next Generation Pulse Oximeters under Claims 1, 10, 11, 22,

23 and 24 of U.S. Patent Number 6,157,850, and continuations and continuations-in-part, either with claims directed to or covering the same subject matter, provided that such Next Generation Pulse Oximeters (i) do not calculate any physiological parameter other than pulse rate based on two or more alternative calculations of that physiological parameter from the same signal, (ii) do not calculate pulse rate based on three or more alternative calculations of pulse from the same signal, (iii) do not include parameters other than Oxygen Saturation, pulse rate, plethysmographic waveforms, blood pressure, cardiac output, respiration rate, respiration effort, regional saturation (including cerebral and tissue), glucose, perfusion/pulse amplitude (not displayed as a number or in real time on a scale with a number), temperature, ECG, EEG, EMG, CO2 and, subject to the payment of additional royalties under Section 5.1, total hemoglobin, and feature(s), function(s) or parameter(s) that are generated from pulse rate, Oxygen Saturation, respiration rate, respiration effort, blood pressure, cardiac output, EEG and/or regional saturation calculations. Masimo also covenants not to sue for infringement any customer, distributor, OEM, licensee, supplier or purchasing organization with respect to the purchase, distribution, manufacturing (excluding sensors and accessories not manufactured for Nellcor), marketing or use of the covenanted products or Nellcor and/or its Affiliates products Essentially Unchanged therefrom as described in this Section 4.1. The covenants of this Section 4.1 do not extend to any products that are permitted or intended for use, with any sensors (including non-Nellcor sensors manufactured by Nellcor for another company) other than Nellcor sensors. If Masimo asserts that a Nellcor product includes a change set forth in Sections 1.2(ii)-(v) that is covered by a patent of Masimo not proven invalid or unenforceable by a court of competent jurisdiction, the covenants of this Section 4.1 shall apply to such Nellcor product excluding such change.

Section 4.3 (as amended)

4.3 Nellcor and its Affiliates covenant not to sue Masimo and/or its Affiliates for infringement by Masimo’s products commercially available as of March 14, 2011 and new products Essentially Unchanged therefrom. Nellcor and its Affiliates further covenant not to sue Masimo and/or its Affiliates for infringement of any new disposable and multisite versions of the currently commercially available reusable Rainbow sensors and associated cables, and new products Essentially Unchanged therefrom, provided that such sensors are not configured to be compatible with Nellcor’s pulse oximeters, where the compatibility between pulse oximeter and the sensor (i.e., lock and key) is covered by a Nellcor patent not proven invalid or unenforceable by a court of competent jurisdiction. Nellcor and its Affiliates further covenant not to sue Masimo and/or its Affiliates for infringement due to any changes to such products above to enable such products to include the parameters of Fractional Saturation, carboxyhemoglobin, methemoglobin, total hemoglobin, hematocrit, bilirubin and/or glucose. Nellcor’s and its Affiliates covenants include a covenant not to sue Masimo and/or its Affiliates for infringement for (i) improvements (except improvements to sensors) to precision and accuracy of any parameter in such products available as of March 14, 2011, and Fractional Saturation, total hemoglobin, hematocrit, bilirubin and/or glucose, except to the extent such improvement is covered by any Nellcor patent (or patent exclusively licensed to Nellcor or exclusively licensed to Nellcor for the relevant field of use) not found to be invalid or unenforceable by a court of competent jurisdiction, the substance of which is filed for the first time after March 14, 2011 and not having a priority claim to a date or entitled to priority from a date before such date and (ii)

any other improvement to the covenanted products, except to the extent such other improvement is covered by any Nellcor patent (or patent exclusively licensed to Nellcor or exclusively licensed to Nellcor for the relevant field of use) not found to be invalid or unenforceable by a court of competent jurisdiction. Nellcor and its Affiliates also covenant not to sue for infringement any customer, distributor, OEM, licensee, supplier or purchasing organization with respect to the purchase, distribution, manufacturing (excluding sensors and accessories not manufactured for Masimo), marketing or use of the covenanted products or Masimo and/or its Affiliates products Essentially Unchanged therefrom as described in this Section 4.3. If Nellcor asserts that a Masimo product includes a change set forth in Sections 1.2(ii)-(v) that is covered by a patent of Nellcor not proven invalid or unenforceable by a court of competent jurisdiction, the covenants of this Section 4.3 shall apply to such Masimo product excluding such change. A list of the Masimo products commercially available as of March 14, 2011 will be provided to Nellcor as Exhibit 2 to this Second Amendment on or before April 14, 2011.

Section 5.1 (as amended)

5.1 Nellcor agrees to pay Masimo Corp. a 13% running royalty based on its and its Affiliates Pulse Oximetry Revenue occurring on or after February 1, 2006 through and including March 14, 2011. Effective March 15, 2011, the running royalty shall be reduced to 7.75%, provided, however, that the running royalty shall increase from 7.75% to 11.75% commencing on the date that Nellcor first sells any pulse oximetry product that includes the parameter of total hemoglobin. Should Nellcor sell such a device including the parameter of total hemoglobin, the verification of that first shipment date will be included in the auditing procedures set for in the Agreement.

Nellcor will pay an additional 7% running royalty on its and its Affiliates Pulse Oximetry Revenue for calendar year 2006. Nellcor will pay an additional 2% running royalty on its and its Affiliates Pulse Oximetry Revenue for calendar year 2007. Nellcor will pay an advance royalty of $66,230,000 on or before January 19, 2006 (the “Payment Date”) for the 2006 royalty as provided in Section 2. The Parties agree that Nellcor has paid the foregoing additional 7% and 2% running royalties and the advance.

Section 5.4 (as amended)

5.4 On or after March 14, 2014, upon at least sixty (60) days written notice to Masimo, Nellcor may terminate on a prospective basis all protection or rights under Section 4.1, (but Nellcor will retain the right to provide sensors and service for all previously sold products), and Nellcor will no longer be obligated to pay royalties under this section. Masimo maintains all rights to assert its patents against Nellcor’s and/or its Affiliates’ pulse oximetry products that may be manufactured or sold after termination. All other provisions of this agreement remain effective.

Section 16 (as amended)

16 Term: The term of this Agreement will begin upon the Effective Date. Except as provided in Section 5.4, the covenants not to sue and Nellcor’s obligation to pay running royalties to Masimo shall continue through the later of March 14, 2014, the latest expiration of the Masimo Patents or the last availability of the covenanted products from Nellcor, its OEMs or Distributors. Notwithstanding any other provision in this Agreement, the covenant by Nellcor not to sue Masimo under Section 4.3 shall survive any termination of this Agreement, and continue so long as the products covenanted are available.

Section 19 (as amended)

19 Payment and Acceptance of Royalty: Acceptance of any royalty payment by Masimo shall not be deemed to be a waiver of any rights of Masimo, including the right to claim that products are not within the covenant not to sue and infringe one or more patents of Masimo. In addition, all payments made to Masimo after any notice by Masimo that a product does not fall within the covenant not to sue may be accepted by Masimo and shall be used as an offset for damages, if any, awarded to Masimo if such product is found to infringe one or more patents of Masimo. Payment of any royalty by Nellcor shall not be deemed to be an admission that any Nellcor product infringes any patent of Masimo or deemed to be a waiver of any rights of Nellcor, including any defenses Nellcor may have with respect to an assertion of patent infringement by Masimo.

Press Release and Confidentiality

The Parties agree that simultaneously each will issue a press release regarding this Second Amendment to Settlement Agreement and Release of Claims in the form attached hereto as Exhibit 3 to this Second Amendment. The confidentiality provisions of the Agreement shall apply to the provisions of this Second Amendment.

Execution in Counterparts

This Second Amendment may be executed in counterparts with the same effect as if all Parties have signed the same document and each such executed counterpart shall be deemed to be an original instrument. All executed counterparts together shall constitute one and the same instrument.

In Witness Whereof, the Parties have duly authorized and caused this Second Amendment to Settlement Agreement and Release of Claims to be executed:

Dated: January 28, 2011	MASIMO CORPORATION

	By:	/s/ Joe Kiani
	Name:	Joe Kiani
	Title:	CEO

Dated: January 28, 2011	MASIMO LABORATORIES

	By:	/s/ Joe Kiani
	Name:	Joe Kiani
	Title:	CEO

Dated: January 28, 2011	TYCO HEALTHCARE GROUP LP

	By:	/s/ John H. Masterson
	Name:	John H. Masterson
	Title:	Vice President

Dated: January 28, 2011	MALLINCKRODT INC.

	By:	/s/ John H. Masterson
	Name:	John H. Masterson
	Title:	Vice President

Dated: January 28, 2011	NELLCOR PURITAN BENNETT LLC

	By:	/s/ John H. Masterson
	Name:	John H. Masterson
	Title:	Vice President

Dated: January 28, 2011	COVIDIEN INC.

	By:	/s/ John H. Masterson
	Name:	John H. Masterson
	Title:	Vice President

EXHIBIT 1

[TO BE PROVIDED ON OR BEFORE APRIL 14, 2011]

EXHIBIT 2

[TO BE PROVIDED ON OR BEFORE APRIL 14, 2011]

EXHIBIT 3

FORM OF PRESS RELEASE

Masimo and Covidien Announce Extension of Royalty Agreement

Masimo and Covidien today announced that they have amended the existing settlement agreement initially reached in January 2006. Under the terms of the amendment, Covidien will pay Masimo a royalty of 7.75% for its current pulse oximetry products sold in the United States for three years, beginning March 15, 2011.

[Masimo Boilerplate]

[Covidien Boilerplate]